                                                                 Exhibit (d)(2)

                         TENDER AND SUPPORT AGREEMENT

   TENDER AND SUPPORT AGREEMENT, dated as of August 8, 2002 (the "Agreement"), by and among Bureau Veritas, S.A., a societe anonyme organized under the laws of the French Republic ("Parent"), Voice Acquisition Corp., a Delaware corporation and an indirect wholly-owned subsidiary of Parent ("Purchaser"), and Dickerson Wright (the "Stockholder").

                                   RECITALS

   WHEREAS, Parent, Purchaser and U.S. Laboratories Inc., a Delaware corporation (the "Company"), propose to enter into an Agreement and Plan of Merger, dated as of August 8, 2002 (as the same may be amended or supplemented from time to time, the "Merger Agreement"), which provides, among other things, that the Purchaser will make a cash tender offer (the "Offer") for all of the outstanding common stock of the Company and, following the consummation of the Offer, will merge with and into the Company (the "Merger"), in each case upon the terms and subject to the conditions in the Merger Agreement (with all capitalized terms used but not defined herein having the meanings set forth in the Merger Agreement);

   WHEREAS, the board of directors of the Company has adopted resolutions approving and declaring advisable the Merger Agreement, this Agreement and the other transaction documents (such approval being made in accordance with Delaware General Corporation Law, including for the purposes of Section 203 thereof) and recommending that the Company's stockholders accept the Offer;

   WHEREAS, the Stockholder beneficially owns the number of shares of common stock, par value $0.01 per share, of the Company (the "Common Stock") and options to acquire shares of Common Stock set forth and further described on Annex A hereto (such shares of Common Stock, together with any other shares of capital stock of the Company acquired (whether beneficially or of record) by the Stockholder after the date hereof and prior to the earlier of the Effective Time and the termination of all of the Stockholder's obligations under this Agreement, including any shares acquired by means of purchase, dividend or distribution, or issued upon the exercise of any warrants or options, and the conversion of any convertible securities or otherwise being collectively referred to herein as, the "Subject Shares"); and

   WHEREAS, as an inducement to Parent and the Purchaser to enter into the Merger Agreement and make the Offer, the Stockholder has agreed to enter into this Agreement.

   NOW, THEREFORE, to induce Parent and the Purchaser to enter into, and in consideration of their entering into, the Merger Agreement, and in consideration of the premises and the representations, warranties and agreements contained herein, the parties agree as follows:

   1. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Parent and the Purchaser as of the date hereof as follows:

      (a) Organization. To the extent applicable, the Stockholder is a corporation, partnership or limited liability company, duly organized, validly existing and in good standing under the laws of the jurisdiction of the Stockholder's organization.

      (b) Authority. The Stockholder has the legal capacity and all requisite power and authority to execute and deliver this Agreement and to perform the stockholder's obligations hereunder and consummate the transactions contemplated hereby. To the extent applicable, the execution, delivery and performance by the Stockholder of this Agreement and the consummation by the Stockholder of the transactions contemplated hereby have been duly and validly authorized by the Stockholder (or its board of directors or similar governing body, as applicable), and no other actions or proceedings on the part of the Stockholder are necessary to authorize the execution and delivery by the Stockholder of this Agreement and the consummation by the Stockholder of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Stockholder, and constitutes a valid and binding obligation of the Stockholder enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

      (c) The Subject Shares. Except as set forth on Annex A hereto, (i) the Stockholder is the record and beneficial owner of, and has good and marketable title to, the Subject Shares set forth on Annex A hereto, free and clear of any and all liens and other encumbrances; (ii) the Stockholder does not own, of record or beneficially, any shares of capital stock of the Company (or rights to acquire any such shares) other than the Subject Shares set forth on Annex A hereto; and (iii) the Stockholder has the sole right to vote, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Sections 3, 4, 5 and 6 hereof, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Stockholder's Subject Shares, with no material limitations, qualification or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement.

      (d) No Conflicts. The execution and delivery of this Agreement by the Stockholder does not, and the consummation by the Stockholder of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of, or breach or default (with or without notice or lapse of time or both) under, (A) to the extent applicable, any provisions of the organizational documents of the Stockholder, (B) any provision of any material trust, loan or credit agreement, note, bond, mortgage, indenture, guarantee, lease, license, contract or other agreement to which the Stockholder is a party or by which the Stockholder is bound, or (C) any material franchise, judgment, order, writ, injunction, notice, decree, statute, law, ordinance, rule or regulation applicable to the Stockholder or the Stockholder's property or assets.

      (e) No Actions. There is no action, suit, investigation, complaint or other proceeding pending against the Stockholder or, his or its knowledge, threatened against him or it, or any other person, that restricts in any material respect or prohibits (or, if successful, would restrict or prohibit) the exercise by any party of its rights under this Agreement or the performance by any party of its obligations under this Agreement.

   2. Representations and Warranties of Parent and Purchaser. Each of Parent and the Purchaser hereby represents and warrants to the Stockholder as of the date hereof as follows:

      (a) Organization. Each of Parent and the Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

      (b) Authority. Each of Parent and the Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and to perform its respective obligations hereunder and consummate the transactions contemplated hereby. The execution, delivery and performance by Parent and the Purchaser of this Agreement and the consummation by them of the transactions contemplated hereby, have been duly and validly authorized by the Board of Directors of Parent and the Purchaser and no other corporate or other action or proceedings on the part of Parent and the Purchaser are necessary to authorize the execution and delivery by them of this Agreement and the consummation by them of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and the Purchaser, and constitutes a valid and binding obligation of Parent and the Purchaser enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

      (c) Conflicts. Except for (i) the filings required under the Exchange Act and the Securities Act, (ii) the filings required under the HSR Act, and any other applicable law governing antitrust or competition matters, (iii) the filings required under the rules and regulations of the NASD, and (iv) the applicable requirements of state securities, takeover or Blue Sky laws, and (iv) such notifications, filings, authorizing actions, orders and approvals as may be required under other laws, (A) no material filing with, and no material permit, authorization, consent or approval of, any state, federal or foreign public body or authority is necessary for the execution of this Agreement by Parent and the Purchaser and the consummation by Parent and the Purchaser of the transactions contemplated hereby, (B) the execution and delivery of this Agreement by Parent and the Purchaser do not, and the consummation by them of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of, or breach or default (with or without notice or lapse of time or both) under (1) the charter documents of Parent or the Purchaser, (2) any provision of any material trust, loan or credit agreement, note, bond, mortgage, indenture, guarantee, lease, license, contract or other agreement to which Parent or the Purchaser is a party or by which it is bound, or (3) any material franchise, judgment, order, writ, injunction, notice, decree, statute, law, ordinance, rule or regulation applicable to Parent or the Purchaser or their respective properties or assets, and (C) the execution and delivery of this Agreement by Parent and the Purchaser do not, and the consummation by them of the transactions contemplated hereby will not, violate any laws applicable to Parent or the Purchaser, except in the case of clauses (B)(2), (B)(3) and (C) above, for any such conflicts, violations, breaches or defaults that would not have a material adverse effect on the ability of Parent or the Purchaser to consummate the transactions contemplated hereby.

      (d) No Actions. There is no action, suit, investigation, complaint or other proceeding pending against such party or any of its affiliates or, to the knowledge of such party, threatened against it or any of its affiliates that restricts in any material respect or prohibits (or, if successful, would restrict or prohibit) the exercise by such party of its rights under this Agreement or the performance by such party of its obligations under this Agreement.

   3.  Tender of Subject Shares.

      (a) Parent and the Purchaser agree, subject to the conditions of the Offer set forth in Annex I to the Merger Agreement and the other terms and conditions contained in the Merger Agreement, that (i) the Purchaser will commence the Offer as promptly as practicable (and in any event within five business days after the date of the Merger Agreement); and (ii) the Purchaser will accept for payment, purchase and pay for, in accordance with the terms of the Offer, the Merger Agreement and the Contingent Payment Agreement dated the date hereof between Parent and Stockholder (the "Contingent Payment Agreement"), all shares of Common Stock validly tendered pursuant to the Offer.

      (b) The Stockholder agrees (i) to tender the Subject Shares into the Offer promptly, and in any event no later than the fifth business day following the commencement of the Offer, or, if any Stockholder has not received the Offer Documents by such time, within two business days following receipt of such documents but in any event prior to the date of expiration of such Offer, in each case, free and clear of any liens or other encumbrances except as disclosed herein or those arising from this Agreement and (ii) not to withdraw any Subject Shares so tendered so long as there is no decrease in the Offer Price and the Offer Price is payable in cash. If Stockholder acquires Subject Shares after the date hereof, the Stockholder shall tender (or cause the record holder to tender) such Subject Shares on or before such fifth business day following the commencement of the Offer, or, if later, on or before the second business day after such acquisition. The Stockholder acknowledges and agrees that the obligation of Parent and the Purchaser to accept for payment and pay for the Subject Shares in the Offer is subject to the terms and conditions of the Offer. Parent and Purchaser acknowledge that Stockholder's obligation to sell the Subject Shares to Purchaser is conditioned upon Purchaser's acceptance and payment for shares of Common Stock in the Company in the Offer pursuant to the terms of the Offer.

      (c) The Stockholder will receive the same Offer Price received by other stockholders of the Company in the Offer with respect to Subject Shares tendered by the Stockholder in the Offer (the "Share Consideration"), except that a total of Five Million Dollars ($5,000,000) of such Share Consideration shall be deposited into a specified escrow account in accordance with the terms and conditions set forth in the Escrow Agreement (as defined in the Contingent Payment Agreement) with release of such portion of the Share Consideration to the Stockholder being made in accordance with the terms and conditions of the Contingent Payment Agreement and the Escrow Agreement. In the event that, notwithstanding the provisions of the first sentence of
   Section 3(b), any Subject Shares are for any reason withdrawn from the Offer, such Subject Shares will remain subject to the terms of this Agreement.

      (d) The Stockholder agrees to permit Parent and the Company to publish and disclose in the Offer Documents and Schedule 14D-9 and, if approval of the stockholders of the Company is required under applicable law, the Proxy Statement (including all documents and schedules filed with the Securities and Exchange Commission (the "SEC") and any similar filing required by applicable law in the consummation of the transactions contemplated in the Offer and Merger Agreement, the Stockholder's identity and ownership of Common Stock and the nature of the Stockholder's commitments, arrangements and understandings under this Agreement.

      (e) The Stockholder shall not enter into any tender, voting or other such agreement, or grant a proxy or power of attorney, with respect to the Subject Shares that is inconsistent with this Agreement or otherwise take any other action with respect to the Subject Shares that would in any way restrict, limit or interfere with the performance of his or its obligations hereunder or the transactions contemplated hereby.

   4.  Agreement to Vote.  The Stockholder agrees that:

      (a) At any meeting (whether annual or special) of stockholders of the Company called to vote upon the Merger Agreement and the transactions contemplated thereby, however called, or at any adjournment or postponement thereof or in connection with any written consent of the holders of Common Stock or in any other circumstances upon which a vote, consent or other approval with respect to the Merger Agreement and the transactions contemplated thereby is sought, the Stockholder shall be present (in person or by proxy) for the purpose of establishing quorum and shall vote or consent (or cause to be voted or consented) all Subject Shares then held of record or beneficially owned by the Stockholder in favor of the Merger and the Merger Agreement and the transactions contemplated thereby.

      (b) At any meeting of stockholders of the Company, however called, or at any adjournment or postponement thereof or in any other circumstances upon which a vote or other approval is sought from the Company's stockholders, the Stockholder shall vote (or cause to be voted) all Subject Shares then held of record or beneficially owned by the Stockholder against any action or agreement (other than the Merger Agreement or the transactions contemplated thereby) that would impede, interfere with, delay, postpone or attempt to discourage the Merger, the Offer or the other transactions contemplated by this Agreement and the Merger Agreement, including, but not limited to any of the following which have such an effect: (i) any Acquisition Proposal; (ii) any action that is reasonably likely to result in a breach in any respect of any representation, warranty, covenant or any other obligation or agreement of the Company under the Merger Agreement or result in any of the conditions set forth in Annex I to the Merger Agreement not being fulfilled; (iii) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company and its subsidiaries; (iv) a sale, lease or transfer of a material amount of assets of the Company and its subsidiaries or a reorganization, recapitalization, dissolution, winding up or liquidation of the Company and its subsidiaries; (v) any change in the board of directors of the Company, except as otherwise agreed to in writing by Parent; (vi) any other material change in the Company's corporate structure, business, certificate of incorporation or bylaws that is not agreed to by Parent in the exercise of Parent's discretion; and (vii) any material change in the present capitalization or dividend policy of the Company.

      (c) The Stockholder hereby irrevocably grants to, and appoints Francois Tardan and Frank Piedelievre (the "Proxyholders"), or either of them, in their respective capacities as officers or directors of Parent, and any individual who shall hereafter succeed to any such office or directorship of Parent, and each of them individually, the Stockholder's proxy and attorney-in-fact (with full power of substitution and re-substitution), for and in the name, place and stead of the Stockholder, to vote the Subject Shares, or grant a consent or approval in respect to the Subject Shares in favor of the Merger, the Merger Agreement and the transactions contemplated thereby, against any Acquisition Proposal and as otherwise required by this
   Section 4, subject to the limitations contained herein. The Stockholder represents that any proxies heretofore given in respect of the Subject Shares are revocable, and that any such proxies are hereby, or have previously been, revoked. This proxy will terminate upon the termination of this Agreement in accordance with its terms. The Stockholder authorizes the Proxyholders to file this proxy and any substitution or revocation of substitution with the Secretary of the Company and with any Inspector of Elections at any meeting of the stockholders of the Company.

      (d) The Stockholder understands and acknowledges the execution and delivery by the Stockholder of this Agreement was a condition to Parent's execution and delivery of the Merger Agreement. The Stockholder hereby affirms that the irrevocable proxy set forth in this Section 4 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of the Stockholder under this Agreement. The Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the Delaware General Corporation Law.

      (e) The Stockholder represents that any proxies heretofore given in respect of the Subject Shares, if any, are not irrevocable, and that such proxies have been revoked.

      (f) The Stockholder hereby irrevocably waives and agrees not to exercise any rights of appraisal or rights to dissent from the Merger that the Stockholder may have with respect to the Subject Shares.

   5. Certain Events. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Common Stock or the acquisition of additional Common Stock or other securities or rights of the Company by the Stockholder, through the exercise of stock options or otherwise, the number of Subject Shares shall be adjusted appropriately, and this Agreement and the obligations hereunder shall attach to any additional Common Stock or other securities or rights of the Company issued to or acquire by the Stockholder.

   6. Restriction on Transfer. Other than pursuant to this Agreement, the Stockholder shall not (a) sell, transfer, pledge, encumber, assign or otherwise dispose of (collectively, "Transfer"), or enter into any contract, option or other arrangement or understanding with respect to the Transfer by the Stockholder of, any of the Subject Shares or offer any interest in any thereof to any person other than pursuant to the terms of the Offer, the Merger or this Agreement, (b) enter into any voting arrangement or understanding, whether by proxy, power of attorney, voting agreement, voting trust or otherwise with respect to the Subject Shares, or (c) take any action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect in any material respect.

   7. Termination. Unless earlier terminated by mutual agreement of the parties, all of the obligations of the parties under this Agreement (including without limitation the obligations of the Stockholder to tender the Subject Shares in the Offer and not withdraw such Subject Shares) shall terminate upon the first to occur of (i) any termination of the Merger Agreement in accordance with its terms or (ii) the acceptance for payment of the Subject Shares by Parent or the Purchaser in the Offer (the "Termination Date"); provided however, whether or not the Merger is consummated, the provisions set forth in
Section 11(h) and if the Offer is complete, Section 5.7 of the Merger Agreement, shall survive any termination of this Agreement. Nothing herein shall relieve any party from liability for any breach hereof.

   8. Stockholder Capacity. No person executing this Agreement who is or becomes during the term hereof a director or officer of the Company makes any agreement or understanding herein or is obligated hereunder in his or her capacity as such director or officer. The Stockholder signs solely in its capacity as the record holder and beneficial owner (as further set forth on Annex A hereto) of the Stockholder's Subject Shares, and nothing herein shall limit or affect any actions taken by any Stockholder in the Stockholder's capacity as an officer or director of the Company to the extent specifically permitted by the Merger Agreement.

   9. Specific Performance. The parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to the remedy of specific performance of such provisions and to an injunction or injunctions and/or such other equitable relief as may be necessary to prevent breaches of this Agreement.

   10. Stop Transfer Order; Legend. In furtherance of this Agreement, concurrently herewith, the Stockholder shall, and hereby does authorize the Company or its counsel to, notify the Company's transfer agent that there is a stop transfer order with respect to all of the Subject Shares (and that this Agreement places limits on the voting and transfer of such shares). The Stockholder agrees as promptly as is reasonably practicable to apply a legend to all certificates representing the Subject Shares referring to any and all rights granted to Parent by this Agreement; provided that, no such legend shall restrict the transfer of the Subject Shares if such transfer is made pursuant to the Offer.

   11.  General Provisions.

      (a) Amendments. This Agreement may not be modified, altered, supplemented or amended except by an instrument in writing signed by each of the parties hereto.

      (b) Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to Parent or the Purchaser in accordance with Section 8.2 of the Merger Agreement and to the Stockholder at the Stockholder's address set forth in Annex A hereto (or to such other address as any party may have furnished to the other parties in writing in accordance herewith).

      (c) Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      (d) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more of the counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

      (e) Entire Agreement; No Third-Party Beneficiaries. This Agreement (including, without limitation, the documents and instruments referred to herein), (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person or entity other than the parties hereto any rights or remedies hereunder; provided that the Company is an intended third-party beneficiary of Section 3(d).

      (f) Binding Agreement. This Agreement and the obligations hereunder shall attach to the Subject Shares and shall be binding upon the parties and any person or entity to which legal or beneficial ownership of the Subject Shares shall pass, whether by operation of law or otherwise, including, without limitation, the Stockholder's administrators or successors. Notwithstanding any transfer of Subject Shares, the transferor shall remain liable for the performance of all obligations of the transferor under this Agreement.

      (g) Governing Law; Consent to Jurisdiction. This Agreement and the legal relations among the parties shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its conflict of laws rules. All parties to this Agreement hereby irrevocably and unconditionally (i) agree that any action or proceeding arising out of or in connection with this Agreement shall be brought only in the Chancery Court of the State of Delaware (the "Delaware Court"), and not in any other state or federal court in the United States of America or any court in any other country, (ii) consent to submit to the exclusive jurisdiction of the Delaware Court for purposes of any action or proceeding arising out of or in connection with this Agreement or any of the transactions contemplated hereby, (iii) waive any objection to the laying of venue of any such action or proceeding in the Delaware Court, and (iv) waive, and agree not to plead or to make, any claim that any such action or proceeding brought in the Delaware Court has been brought in an improper or inconvenient forum or is subject to a jury trial. A prevailing party in any action or proceeding arising out of or in connection with this Agreement or any of the transactions contemplated hereby shall be entitled to reimbursement of its attorneys' fees and costs incurred in such action or proceeding by the other party.

      (h) Costs and Expenses. Whether or not the Offer or the Merger is consummated, except as otherwise expressly set forth in this Agreement, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses.

      (i) Assignment. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the Stockholder or the Purchaser and Parent, as the case may be, provided (i) that the Purchaser or Parent may assign, in its respective sole discretion its rights and obligations hereunder to any direct or indirect subsidiary of Parent and
   (ii) that the Stockholder may assign its rights and obligations hereunder to a party that is not making any Acquisition Proposal and is not a competitor of Parent in connection with its transfer of its Shares to such party (the "Successor") if and only if the Successor becomes a party to this Agreement as the Stockholder and assumes all the obligations of the Stockholder hereunder, the Stockholder hereby agreeing that in connection with any such assignment, the Stockholder shall remain responsible and liable for the performance of all obligations under this Agreement by such Successor.

      (j) Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

   IN WITNESS WHEREOF, Parent, Purchaser and the Stockholder have caused this Agreement to be duly executed as of the date first written above.

                                              PARENT
                                              BUREAU VERITAS, S.A.

                                              By:    /s/  FRANK PIEDELIEVRE
                                                  -----------------------------
                                                     Name: Frank Piedelievre
                                                   Title: President and Chief
                                                        Executive Officer

                                              PURCHASER
                                              VOICE ACQUISITION CORP.

                                              By:    /s/  FRANK PIEDELIEVRE
                                                  -----------------------------
                                                     Name: Frank Piedelievre
                                                  Title: Chairman of the Board
                                                          and President
                                              STOCKHOLDER

                                                      /s/  DICKERSON WRIGHT
                                                  -----------------------------
                                                        Dickerson Wright

                                    ANNEX A

SUBJECT SHARES

                                                 OPTIONS OR OTHER RIGHTS
       STOCKHOLDER'S NAME  SHARES OF OUTSTANDING  TO ACQUIRE SHARES OF
          AND ADDRESS          COMMON STOCK           COMMON STOCK
          -----------      --------------------- -----------------------
       Dickerson Wright          1,734,097               144,000
       7895 Convoy Court
       Suite 18
       San Diego, CA 92111







CONFLICTS

   None